Exhibit 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Vice President Finance and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:          August 6, 2009

SKYWEST ANNOUNCES SECOND QUARTER 2009 RESULTS

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW) today reported operating revenues of $698.8 million for the quarter ended June 30, 2009, compared to $950.8 million for the same period last year.  SkyWest also reported net income of $26.2 million or $0.46 per diluted share, for the quarter ended June 30, 2009, compared to $36.4 million of net income or $0.63 per diluted share, for the same period last year.

SkyWest also reported operating revenues of $1.37 billion for the six months ended June 30, 2009, compared to $1.82 billion for the same period last year.  SkyWest reported net income of $35.6 million or $0.62 per diluted share, for the six months ended June 30, 2009, compared to $65.6 million of net income, or $1.10 per diluted share for the same period last year.

Following are the significant items effecting SkyWest’s financial and operating performance during the second quarter ended June 30, 2009:

Total operating revenues for the second quarter of 2009 decreased primarily as a result of decreased fuel cost reimbursements of $232.9 million, paid by SkyWest’s major partners.  SkyWest is reimbursed for its actual fuel costs and certain other costs by its major partners under its flying arrangements.  For financial reporting purposes, these reimbursements are recorded as operating revenues. Additionally, SkyWest’s operating revenues were reduced by approximately $15.2 million due to reductions in the flight schedules made by SkyWest’s major partners.  During the quarter ended June 30, 2009, SkyWest experienced a reduction in block hours of 3.0%, compared to the same quarter of 2008. SkyWest produced 343,113 block hours for the quarter ended June 30, 2009, compared to 353,723 block hours for the same period last year.

Total operating expense and interest per available seat mile (“ASM”) for the second quarter of 2009, excluding fuel expense of $129.0 million or $0.023 per ASM, increased 1.1% to $0.095 from $0.094 for the comparable quarter of 2008.  The increase was due primarily to the reduction in SkyWest’s block hours, as scheduled by SkyWest’s major partners, resulting in a 2.4% reduction in ASM production, without a corresponding reduction in operating expenses.  SkyWest’s operating subsidiaries (ASA and SkyWest Airlines) continue to incur significant non-

reimbursable maintenance costs and excess crew expenses attributable to reduced block hour schedules as provided by its major partners and as a result of general aging of the fleet. As a result, SkyWest expended an additional $16.3 million for these types of expenses during the quarter ended June 30, 2009.  Total operating expense and interest, excluding fuel expense, was $531.1 million for the quarter ended June 30, 2009, compared to $537.7 million for the quarter ended June 30, 2008.

SkyWest recorded stock-based compensation expense of approximately $1.9 million ($1.2 million after-tax) for the quarter ended June 30, 2009, compared to $2.6 million ($1.6 million after tax) for the same quarter of 2008.

During the quarter ended June 30, 2009, SkyWest repurchased 463,380 shares of its common stock, at an average cost of $10.50 per share and a total cost of approximately $4.9 million, under stock buyback programs previously authorized by its Board of Directors.  As of June 30, 2009, SkyWest had authorization to repurchase up to an additional 2.8 million shares of its common stock.  SkyWest may continue to purchase shares of its outstanding stock under the authorized stock buyback program from time to time, as it deems appropriate.

At June 30, 2009, SkyWest had approximately $731.7 million in cash and marketable securities, compared to $705.2 million as of December 31, 2008.  The increase in cash and marketable securities is net of the effect of SkyWest’s repurchase of $4.9 million of common stock during the quarter ended June 30, 2009.  SkyWest’s long-term debt was $1.68 billion for both periods ended June 30, 2009 and December 31, 2008. The long-term debt amount is the result of SkyWest’s making normal recurring debt payments and acquiring three new CRJ700 regional jet aircraft that were financed with long-term debt.  During the quarter ended June 30, 2009, SkyWest also took delivery of four CRJ 900 regional jet aircraft financed under long-term lease agreements.  SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets.  At a 6.2% discount rate, the present value of these lease obligations was approximately $2.1 billion as of June 30, 2009.

At June 30, 2009, SkyWest’s fleet totaled 444 aircraft, consisting of 389 regional jets (246 Delta, 129 United Airlines (“United”), 10 Midwest Airlines (“Midwest”) and four SkyWest), 51 EMB-120 aircraft (39 United and 12 Delta) and four ATR-72 aircraft ASA.

SkyWest previously announced, on June 10, 2009, a wind-down of the Midwest Airlines Services Agreement resulting in the removal of 12 CRJ200 aircraft beginning in June 2009, and continuing through January 2010.  Additionally, SkyWest agreed to exchange a $9.3 million unsecured note from Midwest for a $4.0 million payment from Midwest, with a guarantee from Republic Airways Holdings, Inc.  Payment of the $4.0 million from Midwest is scheduled on a prorate basis as each of the last ten aircraft are removed from service.  Midwest agreed to continue to pay existing rates and charges to SkyWest under the Midwest agreement, as previously amended, until the aircraft are removed from service.

SkyWest’s Annual Report on Form 10-K for the year December 31, 2008 describes SkyWest’s maintenance expense policy for its CRJ200 regional jet aircraft engines. Generally, SkyWest collects revenue at a fixed hourly rate for mature engine maintenance in two of its capacity purchase agreements (United and Midwest).  During the quarter ended June 30, 2009, SkyWest collected and recorded as revenue $2.2 million pretax in excess of the related engine maintenance costs under these agreements.

SkyWest has previously announced that ASA and SkyWest Airlines had filed a lawsuit in Georgia state court against Delta regarding Delta’s withholding of amounts related to payments that are reimbursable to SkyWest in certain irregular operations (“IROP”) under its existing agreements with Delta. As of June 30, 2009, SkyWest had recognized a cumulative total of $32.4 million of revenue associated with this matter for which Delta has withheld payment. SkyWest is vigorously defending its claim for such amounts to the extent permitted under various motions between the parties and the matter is ongoing.

SkyWest Airlines, based in St. George, Utah, and ASA, based in Atlanta, Georgia, are wholly owned subsidiaries of SkyWest, Inc.  SkyWest Airlines operates as United Express, Delta Connection and Midwest Connect carriers under contractual agreements with United Airlines, Delta Air Lines and Midwest Airlines.  ASA operates as a Delta Connection carrier under a contractual agreement with Delta Air Lines.  System-wide, SkyWest, Inc. serves a total of approximately 206 cities in the United States, Canada, Mexico and the Caribbean, with approximately 2,700 daily departures.  This press release and additional information regarding SkyWest, Inc. can be accessed at www.skywest.com.

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest and its major partners regarding their contractual relationships; the financial stability of its major partners regarding any impact on the contracts that SkyWest operates under in their behalf; variations in market and economic conditions; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in SkyWest’s filings with the

Securities and Exchange Commission, including the section of SkyWest’s Annual Report on Form 10-K, entitled “Risk Factors.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
OPERATING REVENUES:
Passenger	$691,141	$943,570	$1,356,023	$1,802,729
Ground handling and other	7,682	7,250	15,442	16,114
Total operating revenues	698,823	950,820	1,371,465	1,818,843
OPERATING EXPENSES:
Aircraft fuel	129,042	366,467	269,671	658,855
Salaries, wages and benefits	173,862	180,677	350,734	366,572
Aircraft maintenance, materials and repairs	116,390	98,307	208,549	181,368
Aircraft rentals	75,958	73,893	148,740	147,320
Depreciation and amortization	54,676	54,931	109,260	109,546
Station rentals and landing fees	29,978	33,339	62,852	68,226
Ground handling services	23,124	26,869	48,572	58,887
Other, net	36,024	43,386	72,494	86,895
Total operating expenses	639,054	877,869	1,270,872	1,677,669
OPERATING INCOME	59,769	72,951	100,593	141,174
OTHER INCOME (EXPENSE):
Interest income	2,724	5,009	5,446	11,771
Interest expense	(21,117)	(26,221)	(44,069)	(56,517)
Impairment of marketable securities	—	—	(7,115)	—
Other, net	116	6,308	(203)	6,308
Total other (expense), net	(18,277)	(14,904)	(45,941)	(38,438)
INCOME BEFORE INCOME TAXES	41,492	58,047	54,652	102,736
PROVISION FOR INCOME TAXES	15,273	21,613	19,061	37,162
NET INCOME	$26,219	$36,434	$35,591	$65,574

BASIC EARNINGS PER SHARE	$0.47	$0.63	$0.63	$1.12
DILUTED EARNINGS PER SHARE	$0.46	$0.63	$0.62	$1.10
Weighted average common shares:
Basic	55,657	57,377	56,102	58,695
Diluted	56,558	58,009	56,993	59,680

Unaudited Operating Highlights

	Three Months Ended June 30,				Six Months Ended June 30,
Operating Highlights	2009	2008	% Change		2009	2008	% Change

Passengers carried	8,884,664	8,794,735	1.0		16,518,573	16,871,066	(2.1)
Revenue passenger miles (000)	4,474,923	4,496,464	(0.5)		8,324,451	8,690,793	(4.2)
Available seat miles (000)	5,582,862	5,717,958	(2.4)		10,717,585	11,296,537	(5.1)
Passenger load factor	80.2%	78.6%	(1.6	)pts	77.7%	76.9%	0.8	pts
Passenger breakeven load factor	75.8%	74.7%	(1.1	)pts	74.5%	73.3%	1.2	pts
Yield per revenue passenger mile	$0.154	$0.210	(26.7)		$0.163	$0.207	(21.3)
Revenue per available seat mile	$0.125	$0.166	(24.7)		$0.128	$0.161	(20.5)

	Three Months Ended June 30,			Six Months Ended June 30,
Operating Highlights	2009	2008	% Change	2009	2008	% Change

Cost per available seat mile	$0.118	$0.158	(25.3)	$0.123	$0.154	(20.1)
Fuel cost per available seat mile	$0.023	$0.064	(64.1)	$0.025	$0.058	(56.9)
Average passenger trip length	504	511	(1.4)	504	515	(2.1)
Block hours	343,113	353,723	(3.0)	667,911	707,362	(5.6)
Departures	220,605	226,176	(2.5)	426,485	443,686	(3.9)